EXHIBIT 21

SUBSIDIARIES
OF

HANSEN NATURAL CORPORATION

Hansen Beverage Company

Monster LDA Company

Hansen Junior Juice Company

Blue Sky Natural Beverage Co.

Monster Energy UK Limited

Monster Energy Limited

Monster Energy Au Pty Limited